Exhibit 99.1

Cornerstone Bancshares, Inc. Appoints Kim White to Board of Directors
Tuesday, January 27, 2009 8:00 AM
- PR Newswire

Chattanooga, Tenn., January 27, 2009 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc., holding company for Cornerstone Community Bank and Eagle Financial, Inc., announced the appointment of Kim Hudson White to its Board of Directors.

White is president and CEO of Chattanooga-based Luken Holdings, Inc., formerly The Corker Group, which is the area’s largest commercial real estate holding company.  She and her team are responsible for leasing, managing and maintaining more than two million square feet of commercial real estate throughout the Chattanooga area, serving more than 500 tenants and including such downtown landmarks as the Krystal, Tallan and James Buildings.

A Chattanooga native and UTC graduate, White has always been very active in the local community.  She currently serves as president of the UTC Alumni Board and serves on the Executive Boards of the UT Alumni Association, River City Company, United Way, Chattanooga Area Chamber of Commerce, the Association of Visual Arts and Women’s Leadership Institute.  In 2007, she was appointed to the Erlanger Hospital Board of Trustees, as the only non-medical female representative.  In addition, she serves on the boards of the Downtown Rotary, UTC Business Advisory Council and the UC Foundation.  White was recently honored as a 2008 Chattanooga Woman of Distinction by the American Lung Association and was selected as one of 350 women to participate in a Women’s Leadership Summit in Washington, D.C.  She and her husband of 20 years, Joe Dan, reside in the downtown area of Chattanooga.

“Kim represents the very spirit, energy and dedication needed to move this great city forward,” said Cornerstone Community Bank President Frank Hughes.  “We are extremely pleased to have someone of her caliber aboard to help set the vision and directives for Cornerstone.”

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with five full-service branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $470 million in assets specializing in business financial services.

 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.  The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections.  These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Media Contact:	Frank Hughes, President & Treasurer of Cornerstone Bancshares, Inc. Phone number: 423-385-3009